Exhibit 99.3




                                  NEWS RELEASE

For Immediate Release

COURT APPROVES BID BY SUBURBAN PROPANE, L.P. TO ACQUIRE ASSETS OF AGWAY ENERGY

Acquisition Will Create One of the Largest Full-Service Energy Providers in U.S.

WHIPPANY, N.J., December 18, 2003 - Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced that the United States Bankruptcy Court for the Northern District of New York has approved the bid of its operating partnership, Suburban Propane, L.P. to acquire substantially all of the assets of Agway Energy Products, LLC, Agway Energy Services, Inc., and Agway Energy Services PA, Inc. (collectively "Agway Energy"). The Partnership expects to close this transaction prior to the end of this year. The purchase price of $206 million is subject to adjustments.

In making this announcement, President and Chief Executive Officer Mark A. Alexander said, "Agway Energy's business model and operating area make it a very attractive acquisition for a number of reasons, all of which are supportive of and complement our long-term growth strategy. This acquisition will transform Suburban from a distributor of a single fuel with 750,000 customers into a complete energy marketer with the ability to provide energy products and services to well over 1,000,000 customers. Agway Energy's propane business significantly increases Suburban's position in the industry and its footprint in the Northeast, one of Suburban's prime marketing areas. Agway Energy's heating, ventilation and air conditioning (HVAC) business and many locations throughout the Northeast provide an immediate growth vehicle for Suburban's service and retail businesses. The heating oil business represents an entirely new product for Suburban, one which complements its other businesses."

Mr. Alexander added, "We've been extremely impressed with the caliber of employees at Agway Energy, and we're glad to be welcoming them into the Suburban family. We're very excited about our future together as we transition into one of the largest full-service energy providers in the United States."

Dennis W. Trautman, Agway Energy's Chief Operating Officer, will become Suburban's Managing Director of Northeast Operations. Agway's four General Managers will continue in their current roles with Suburban.

Mr. Trautman said, "The history and culture of these two organizations will enable us to provide superior customer service through a talented group of employees. We're excited to introduce all of Agway Energy's products and services to Suburban customers. With Suburban's financial strength,



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Agway Energy will be well positioned to continue thriving and supporting the many customers and communities that have come to depend on us for their energy needs."

Agway Energy, headquartered in Syracuse, New York, provides heating oil, propane, natural gas and electricity and related products and services to more than 400,000 residential, commercial and agricultural customers throughout New York, New Jersey, Pennsylvania and Vermont. Agway Energy is the second largest heating oil retailer in the United States and among the top ten propane marketers.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through 320 customer service centers in 40 states.
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Company contact:       Robert M. Plante
                       Vice President & Chief Financial Officer
                       (973) 503-9252